Exhibit 10.12

TradeDoubler Terms

1. The conditions of remuneration for each Publisher Program are published on TradeDoubler's website and shall apply at all times. The Publisher therefore agrees to "self-billing", which means that TradeDoubler will create the invoice on behalf of the Publisher. VAT (if applicable) is added to the remuneration shown on TradeDoubler's website.

2. Subject to clause 5.3, payment of accumulated remuneration to the Publisher shall be made monthly in arrears provided that the Publisher has generated valid Traffic and that TradeDoubler has received payment from each company with whose Publisher Program the Publisher has registered.

3. Payment of remuneration will only be made if two months prior to the payment date the Publisher is due an amount of at least £30 and if TradeDoubler has received full payment for these transactions. An amount due of less than £30 will be accumulated to the next payment and will be included in the amount to be paid out at the next payment date, again provided that the minimum amount of at least £30 is due two months prior to that payment date. All payments are calculated upon the total Traffic generated up to the end of two months prior to the month of payment. Accumulated amounts do not accrue any interest.

4. Nothing in this Agreement shall create or be deemed to create, a partnership or relationship of employer and employee between TradeDoubler and the Publisher.

5. Payment to the Publisher will be made direct to the Publisher's bank account. The Publisher must specify on TradeDoubler's website details of his bank account (including name and branch of the bank, sort code of the branch and the Publisher's account number).

6. The Publisher is responsible for the payment of all tax and national insurance payable on any payments made to him by TradeDoubler.